Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-163926) pertaining to the Landec Corporation 2009 Stock Incentive Plan,
(2)Registration Statements (Form S-8 Nos. 333-193213 and 333-221039) pertaining to the Landec Corporation 2013 Stock Incentive Plan, and
(3)Registration Statement (Form S-8 No. 333-234229) pertaining to the Landec Corporation 2019 Stock Incentive Plan;

of our reports dated July 29, 2021, with respect to the consolidated financial statements of Landec Corporation and the effectiveness of internal control over financial reporting of Landec Corporation included in this Annual Report (Form 10-K) of Landec Corporation for the year ended May 30, 2021.

/s/ Ernst & Young LLP
San Francisco, California
July 29, 2021